As filed with the Securities and Exchange Commission on March 20, 2018

Registration No. 33-71108

Registration No. 333-2396

Registration No. 333-50130

Registration No. 333-128512

Registration No. 333-152506

Registration No. 333-176384

Registration No. 333-194235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-71108

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-2396

Post-Effective Amendment No. 5 to Form S-8 Registration Statement No. 333-50130

Post-Effective Amendment No. 5 to Form S-8 Registration Statement No. 333-128512

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-152506

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-176384

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194235

Key Technology, Inc.

(Exact name of registrant as specified in its charter)

Oregon	93-0822509
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 Avery Street

Walla Walla, Washington 99362

(Address of Principal Executive Offices)

KEY TECHNOLOGY, INC. 2010 EQUITY INCENTIVE PLAN

KEY TECHNOLOGY, INC. 2003 RESTATED EMPLOYEES’ STOCK INCENTIVE PLAN

KEY TECHNOLOGY, INC. 1996 EMPLOYEES’ STOCK OPTION PLAN

KEY TECHNOLOGY, INC. 1996 EMPLOYEES’ STOCK PURCHASE PLAN

KEY TECHNOLOGY, INC. 1989 EMPLOYEES’ STOCK OPTION PLAN

(Full Title of the Plans)

John J. Ehren

President

Key Technology, Inc.

150 Avery Street

Walla Walla, Washington 99362

(509) 529-2161

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

DEREGISTRATION OF SECURITIES

Key Technology, Inc., an Oregon corporation (the “Registrant”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)	Registration Statement No. 33-71108, filed with the Securities Exchange Commission (the “Commission”) on November 1, 1993, registering the offer and sale of 250,000 shares of the Registrant’s common stock, no par value (the “Common Stock”), issuable pursuant to the Registrant’s 1989 Employees’ Stock Option Plan;

(2)	Registration Statement No. 333-2396, filed with the Commission on March 15, 1996, registering the offer and sale of 500,000 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 1996 Employees’ Stock Purchase Plan;

(3)	Registration Statement No. 333-50130, filed with the Commission on November 17, 2000, registering the offer and sale of 1,000,000 shares of the Registrant’s Common Stock, issuable pursuant to the Registrant’s 1996 Employees’ Stock Option Plan;

(4)	Registration Statement No. 333-128512, filed with the Commission on September 23, 2005, (i) registering the offer and sale of 100,000 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 2003 Restated Employees’ Stock Incentive Plan, (ii) registering the resale of 52,500 shares of the Registrant’s restricted Common Stock, and (iii) registering the offer and sale of 309,525 shares of the Registrant’s Common Stock relating to reofferings of Common Stock by certain of the Registrant’s directors and officers;

(5)	Registration Statement No. 333-152506, filed with the Commission on July 24, 2008, registering the offer and sale of 200,000 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 2003 Restated Employees’ Stock Incentive Plan;

(6)	Registration Statement No. 333-176384, filed with the Commission on August 18, 2011, registering the offer and sale of 500,000 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 2010 Equity Incentive Plan; and

(7)	Registration Statement No. 333-194235, filed with the Commission on February 28, 2014, registering the offer and sale of 350,000 shares of the Registrant’s Common Stock issuable pursuant to the Registrant’s 2010 Equity Incentive Plan.

On March 20, 2018, pursuant to the Agreement and Plan of Merger, dated as of January 25, 2018 (the “Merger Agreement”), by and among the Registrant, Duravant, LLC, a Delaware limited liability company (“Parent”), and Cascade Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser purchased a sufficient number of shares of the Common Stock to consummate the merger of Purchaser with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and thereby becoming a wholly-owned subsidiary of Parent as a result of the Merger.

In connection with the Merger, the Registrant has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walla Walla, State of Washington on March 20, 2018.

KEY TECHNOLOGY, INC.

By:	/s/ John J. Ehren
John J. Ehren
President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Kachmer	Chief Executive Officer and Director	March 20, 2018

/s/ Craig Reuther	Chief Financial Officer, Treasurer, Secretary and Director	March 20, 2018

/s/ David Parker	Director	March 20, 2018